Exhibit 99.1

- Translated Extract Version -

Ref. SCCC No. 11/2017

31 March 2017

Subject	Notification of the Resolutions of the Annual General Meeting of Shareholders No. 24

To	The President

The Stock Exchange of Thailand

We, Siam City Cement Public Company Limited (the “Company”), hereby notify the Stock Exchange of Thailand of the important resolutions passed at the Annual General Meeting of Shareholders No. 24, held on 31 March 2017, at 14.00 hrs., at the Grand Hall, Plaza Athénée A Royal Méridien Hotel, No. 61, Wireless Road, Lumpini, Pathumwan, Bangkok 10330, Thailand, as follows:

Agenda 1.	To certify the Minutes of the Extraordinary General Meeting of Shareholders No. 1/2016, held on 9 December 2016

Agenda 2.	To acknowledge the Report of the Board of Directors for the year 2016

Agenda 3.	To approve the Statement of Financial Position and Statement of Comprehensive Income (the balance sheet and profit and loss statements) for the year ended 31 December 2016 and acknowledge the relevant auditor’s report

Agenda 4.	To acknowledge the allocation of the profits, reserve fund, and the payment of the interim dividend, and to approve the declaration of the dividend for the latter half of the year 2016

Agenda 5.	To consider and appoint the auditors and fix their remunerations for the year 2017

Agenda 6.	To consider and approve the amendment of the Articles of Association of the Company

Agenda 7.	To consider and elect directors in replacement of the Directors retiring by rotation

Agenda 8.	To approve the Director’s Remunerations for the year 2017

Agenda 9.	To consider and approve the company’s capital reduction, capital increase and the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering)

Agenda 9.1	To consider and approve the reduction of the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital reduction

Resolution:	The Meeting resolved to approve, as proposed, the reduction of the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital reduction with the following details.

“Clause 4.	Registered capital	2,300,000,000	Baht	(Two thousand three hundred million Baht)

Divided into		230,000,000	shares	(Two hundred thirty million shares)

Par value per share		10	Baht	(Ten Baht)

		Categorized into

Ordinary shares		230,000,000	shares	(Two hundred thirty million shares)

Preferred shares		—	shares	—

The resolution was approved by an affirmative resolution of not less than three-fourth of the total number of votes of the shareholders who attend the meeting and entitled to vote, as proposed with the votes as follows:

	Approved	193,875,845	votes	representing	99.9454	percent
	Disapproved	800	votes	representing	0.0004	percent
	Abstained	105,000	votes	representing	0.0541	percent
	Void Ballot (s)	0	votes	representing	0.0000	percent

Agenda 9.2	To consider and approve the increase in the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital increase

Resolution:	The Meeting resolved to approve, as proposed, the increase in the Company’s registered capital and the amendment of the Company’s Memorandum of Association to reflect the capital increase with the following details.

“Clause 4.	Registered capital	2,980,000,000	Baht	(Two thousand nine hundred eighty million Baht)

Divided into		298,000,000	shares	(Two hundred ninety eight million shares)

Par value per share		10	Baht	(Ten Baht)

		Categorized into

Ordinary shares		298,000,000	shares	(Two hundred ninety eight million shares)

Preferred shares		—	shares	—

The resolution was approved by an affirmative resolution of not less than three-fourth of the total number of votes of the shareholders who attend the meeting and entitled to vote, as proposed with the votes as follows:

Approved	193,873,028	votes	representing	99.9440	percent
Disapproved	2,017	votes	representing	0.0010	percent
Abstained	106,600	votes	representing	0.0549	percent
Void Ballot (s)	0	votes	representing	0.0000	percent

Agenda 9.3	To consider and approve the allotment of new ordinary shares to be offered for sale to the Company’s existing shareholders in proportion to their respective shareholdings (Rights Offering)
Resolution:

The Meeting resolved to approve, as proposed, the allotment of no more than 68,000,000 new ordinary shares with a par value of Baht 10 each to be offered for sale to the existing shareholders of the Company in proportion to their respective shareholdings (Rights Offering) at the rate of 3.382353 existing ordinary shares per 1 new ordinary share, at the offering price of Baht 250.00 per share, and fixing the date for determining a list of shareholders who are entitled to the allotment and offer for sale of new ordinary shares (Record Date) on 11 April 2017, and the date to compile the list of shareholders in accordance with Section 225 of the Securities and Exchange Act B.E. 2535 (as amended) on 12 April 2017. The Company will send to the shareholders the notice of allotment of the new ordinary shares, notice of entitlement to subscribe the new ordinary shares, and other documents relating to the capital increase, and will announce the same on the Company’s website and website of the Stock Exchange of Thailand, and to take any actions necessary for, and pertaining to, the issuance and offer for sale of the new ordinary shares to the existing shareholders in proportion to their respective shareholdings. The resolution is passed by an affirmative resolution passed by a majority of the total number of votes of all shareholders presenting at the Meeting and casting their votes as follows:

	Approved	193,873,998	votes	representing	99.9990	percent
	Disapproved	1,747	votes	representing	0.0009	percent
	Abstained	104,900	votes		—
	Void Ballot (s)	0	votes	representing	0.0000	percent

Please be informed accordingly.

Sincerely yours,

Siam City Cement Public Company Limited

Mr. Wutthipong Songwisit

Company Secretary

Company Secretary Department

Tel. 0-2797-7000 Ext. 7044-7050

Fax: 0-2663-1834

Email: companysecretary@siamcitycement.com